                                                                  EXHIBIT 10.4

       (Certain confidential portions of this Exhibit have been omitted, as indicated by an [*] on the margin or in the text, and
                          filed with the Commission.)

                    ADVANTIS / DEAN WITTER, DISCOVER & CO.
               AMENDED AGREEMENT FOR SYSTEMS OPERATIONS SERVICES

--------------------------------------------------------------------------------

      This Amended Agreement for Systems Operations Services ("Amended Agreement"), dated as of January 1, 1996, is by and between Dean Witter, Discover & Co., a Delaware corporation having a place of business at Two World Trade Center, New York, NY 10006 ("DWD"), and Advantis, a New York general partnership having its principal place of business at 231 North Martingale Road, Schaumburg, Illinois, 60173-2254 ("Advantis"). DWD and Advantis (collectively, the "Parties" and each, a "Party") agree that the following terms and conditions will apply to services provided by Advantis under this Amended Agreement.


                               TABLE OF CONTENTS


Background and Objectives..................................................  4

Definitions, Documents and Term............................................  5

Advantis Responsibilities.................................................. 10

DWD Responsibilities....................................................... 20

Charges and Expenses....................................................... 21

Invoicing and Payment...................................................... 25

[     *     ]............................................................[ * ]

Confidentiality/Data Security.............................................. 28

Termination................................................................ 30


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

Liability.................................................................. 34

Warranty................................................................... 35

Indemnities................................................................ 38

Insurance and Risk of Loss................................................. 43

Publicity.................................................................. 43

Dispute Resolution......................................................... 44

General.................................................................... 45

                               LIST OF EXHIBITS

Exhibit 1   Data Network

Exhibit 2   Information Processing Systems and Services (IPSS)

Exhibit 3   Voice Network

Exhibit 4   Charging Methodology

Exhibit 5   Performance Standards

Exhibit 6 Advantis Software, DWD Software and Supported Software; Proprietary Products

Exhibit 7   Special Services Agreements

1.    BACKGROUND AND OBJECTIVES

      DWD and Advantis desire to amend and restate the Master Agreement for Systems Operations Services between the Parties dated as of November 30, 1992 (the "Master Agreement"). This amended and restated document does not terminate that Master Agreement, but only conforms the terms and conditions to the revised business arrangement. The rights and responsibilities of the Parties from and after the Amended Agreement Commencement Date shall be defined solely by this Amended Agreement; the rights and responsibilities of the Parties prior to the Amended Agreement Commencement Date shall be defined solely by the Master Agreement. Under this Amended Agreement, Advantis will continue to perform those Services it provided to DWD under the Master Agreement prior to the Amended Agreement Commencement Date in a manner consistent with prior practice between the Parties and with at least the same levels of quality as Advantis performed under the Master Agreement prior to the Amended Agreement Commencement Date. The charges for all activities necessary for Advantis to meet this commitment are included in the Annual Service Charges, in the Voice Services charges set forth in Exhibit 3, or are separately indicated as an additional charge under this Amended Agreement (e.g., are covered by an ARC/RRC, Direct Charge, SSA or Advantis tariff amount). It is the Parties' intent that any activities or functions that were performed by Advantis at no additional or separate charge to DWD prior to the Amended Agreement Commencement Date under the Master Agreement will continue to be performed by Advantis under this Amended Agreement at no additional or separate charge to DWD. The Parties acknowledge and agree that the Direct Charge items set forth in Exhibit 7 may not be a complete listing of all special bid types of services being provided to DWD by Advantis as of the Amended Agreement Commencement Date, and that there may be some services currently provided by Advantis to DWD for which no formal documentation exists, and thus reference to which is not included in Exhibit 7. The Parties shall work together to formalize in writing all such special bid service arrangements as soon after the Amended Agreement Commencement Date as possible, but no later than ninety (90) days after the Amended Agreement Commencement Date; however, in the interim, Advantis shall continue to provide such services to DWD according to the business arrangements (same scope of service for same charge) existing just immediately prior to the Amended Agreement Commencement Date, unless the Parties mutually agree otherwise. Except as stated in the prior two sentences, any charges for Services to be charged to DWD by Advantis under this Amended Agreement must be expressly stated.

      a) This Amended Agreement shall serve as the basic terms and conditions for Services performed by Advantis for DWD.

      b) In the event of any inconsistency or conflict in the provisions of the respective documents applicable to the provision of the Services, the order of precedence shall be:

            1)    this Amended Agreement; and

            2)    the Exhibits attached to this Amended Agreement.

2.    DEFINITIONS, DOCUMENTS AND TERM

2.1   GENERAL DEFINITIONS

      As used in this Amended Agreement, the following terms shall have the meanings set forth below.

      a) "Additional Resource Charge" or "ARC" means the charge for additional utilization of Resource Units above the applicable Monthly Baseline and associated Deadband, if any, for a specific Individual Service Element.

      b) "Affiliate" means, with respect to a Person, any other Person at any time Controlling, Controlled by or under common Control with, such Person.

      c)    "Annual Revenue Commitment" shall have the meaning set forth in
            Exhibit 4.

      d) "Annual Service Charge" or "ASC" means the annual fixed charge to DWD for each Contract Year of the Term for Advantis' providing to DWD the Data Network and IPSS Services. There are two separate Annual Service Charges: the Data Network Annual Service Charge and the IPSS Annual Service Charge.

      e) "Applications Software" means those programs and programming, including all supporting documentation and media, that perform specific user-related data processing and telecommunication tasks, and which are being run, as of the Commencement Date, by Advantis, and which will be run by Advantis on and after the Commencement Date. Applications Software does not include DWD Software.

      f)    "Audit Notice" shall have the meaning set forth in Section 12.7
            (a).

      g) "Baseline" means the specific quantity and level of Resource Units of a particular Individual Service Element which is being provided to DWD by Advantis and which is included in an Annual Service Charge.

      h) "Baseline Adjustment" means a change made to a specific Baseline for an Individual Service Element.

      i)    "Claim" shall have the meaning set forth in Section 12.6 (a).

      j)    "Commencement Date" means January 1, 1996.

      k)    "Confidential Information" shall have the meaning set forth in
            Section 8.1.

      l) "Control" means the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting equity interests in such entity.

      m) "Cost of Living Adjustment" or "COLA" and "COLA Index" shall have the meanings set forth in Section 5.2.

      n) "Data Center" means the Equipment and Software to be located at an Advantis location. "Data Center" does not include any DWD Equipment or DWD Software.

      o) "Data Network" means all Equipment, associated attachments, features and accessories, Software, lines and cabling, including communication controllers, multiplexors, lines and modems/DSUs used to connect and transmit data. The Data Network does not include DWD Equipment or DWD Software.

      p) "DWD Equipment" means machines and equipment that are owned or leased by DWD and for which DWD, rather than Advantis, retains financial and administrative responsibility.

      q) "DWD Locations" means those DWD locations to which Services are provided.

      r) "DWD Software" means the software and programs owned or licensed by DWD for which DWD, rather than Advantis, retains financial and administrative responsibility. Subject to Section 7(a), DWD Software is identified in Exhibit 6.

      s) "End Users" means those individuals within DWD who are users of Services.

      t) "End User Equipment" means all workstations, terminals, LAN servers, printers and associated peripheral equipment located at DWD Locations.

      u) "Equipment" means any machine, its features, conversions, upgrades, elements, licensed internal code, or accessories, or any combination of them provided by Advantis hereunder (including End User Equipment) owned or leased by Advantis and used to provide the Services to DWD. The term "Equipment" includes Advantis and non-Advantis equipment provided by Advantis. The term does not include DWD Equipment, as defined above.

      v)    "Force Majeure Event" shall have the meaning set forth in Section
            16.4 (a).

      w)    "Hazardous Materials" shall have the meaning set forth in Section
            11.2 (b).

      x) "Include" and its derivatives shall mean including without limitation. This term is as defined, whether or not capitalized in this Amended Agreement.

      y) "Indemnified Party" and "Indemnifying Party" shall have the respective meanings set forth in Section 12.6 (a).

      z)    "Indemnifiable Taxes" shall have the meaning set forth in Section
            12.7 (b).

      aa) "Individual Service Element(s)" or "ISE(s)" means a specific type of Service within a Service Category, such as CPU Prime A or 56KB.

      ab) "Initial Pricing Period" means, for each Service Category, the period from the Commencement Date through December 31, 1999 for which prices are effective.

      ac) "Losses" means all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

      ad) "Out-of-Pocket Costs" shall mean reasonable and actual out-of-pocket expenses incurred by Advantis for equipment, materials, supplies, or other Services provided to DWD under this Amended Agreement, but not including Advantis' overhead costs (or allocations thereof), administrative expenses or other mark-ups.

      ae) "Party" or "Parties" shall have the meaning given in the preamble to this Amended Agreement.

      af) "Performance Standards" means the service levels and performance responsibilities under which the Services will be provided. The Performance Standards will be described and listed in the attached Exhibit 5.

      ag) "Person" means any firm, company, corporation, unincorporated association, partnership, trust, joint venture, governmental authority or other entity, or a division of any of the foregoing, or any individual, and shall include any successor (by merger or otherwise) of such entity.

      ah) "Reduced Resource Credit" or "RRC" means the credit for reduced utilization of Resource Units below the applicable Monthly Baseline and associated Deadband, if any, for a specific Individual Service Element.

      ai) "Required Consents" means any consents or approvals required for the licensing or transfer to Advantis of the right to use or access any applicable facilities, space, equipment, software or third party services.

      aj) "Resource Unit" or "RU" means, for each Individual Service Element, a particular unit of resource used to measure Services provided by Advantis pursuant to a particular Baseline.

      ak) "Services" shall have the meaning set forth in Section 3.1 of this Amended Agreement.

      al) "Service Category" means one of the three categories of Services set forth in this Amended Agreement: Voice, Data Network, or Information Processing Systems and Services ("IPSS").

      am) "Software" means either of or both Applications Software and Systems Software, as applicable.

      an) "Special Services Amendment" or "SSA" means agreements entered into between Advantis and DWD which are in response to specific DWD requirements for which the standard Advantis Services are not applicable. Exhibit 7 includes those agreements executed under the 1992 Master Agreement and which continue under this Agreement, unless otherwise mutually agreed.

      ao) "Supported Software" means Software other than DWD Software, for which Advantis has financial, administrative, operational, and maintenance obligations as set forth in Section 3.7. Subject to
            Section 7(a), Supported Software includes the Software so identified in Exhibit 6.

      ap) "Systems Software" means those programs and programming, including all supporting documentation and media, that perform tasks basic to the functioning of the data processing and telecommunication equipment and which are required to operate the Applications Software or otherwise support the provision of Services by Advantis. Systems Software does not include DWD Software.

      aq)   "Tax Claim" shall have the meaning set forth in Section 12.7 (b).

      ar) "Tax Indemnified Party" and "Tax Indemnifying Party" shall have the respective meanings set forth in Section 12.7 (a).

      as)   "Term" shall have the meaning set forth in Section 2.4.

      at)   "Termination Assistance" shall have the meaning set forth in
            Section 9.3 (a).

      au) "Voice Services" means those voice-related Services generally described in Exhibit 3.

2.2   [INTENTIONALLY OMITTED.]

2.3   ASSOCIATED CONTRACT DOCUMENTS

      This Amended Agreement includes Exhibits 1 through 7 which will be updated by Advantis and DWD as necessary or appropriate during the Term in compliance with the amendment process set forth in Section 16.3. In the context of this Amended Agreement, as of the Commencement Date, Schedules A through E of the Master Agreement are superseded and no longer in force.

2.4   TERM

      The term of this Amended Agreement will begin as of 12:01 a.m. on the Commencement Date and will end as of 12:00 midnight on December 31st 2002 (the "Term"), unless earlier terminated or extended, in whole or in part, in accordance with this Amended Agreement.

2.5   RENEWAL AND EXPIRATION

      a) Advantis agrees to notify DWD in writing whether it desires to renew this Amended Agreement and of the proposed prices and terms to govern such renewal not less than 18 months prior to the expiration of the Term. If Advantis so notifies DWD that it desires to renew this Amended Agreement, DWD agrees to inform Advantis in writing whether it desires to renew not less than 12 months prior to the expiration of the Term. Failure by either Advantis or DWD to provide notice at the time specified above shall be deemed to be notice of intent not to renew this Amended Agreement. If either DWD or Advantis does not wish to renew this Amended Agreement, it shall expire at the end of the Term. If both Advantis and DWD desire to renew this Amended Agreement but are unable to agree upon renewal prices, terms and conditions no later than six months prior to the expiration of the Term, DWD may elect to extend this Amended Agreement for one year at the prices, terms and conditions in effect during the last year of the Term. If Advantis and DWD are unable to reach agreement on renewal during such extension period, if any, this Amended Agreement will expire at the end of such extension period.

      b) In the event of a failure to renew this Amended Agreement as described in paragraph (a) above, if DWD elects to solicit bids or proposals from competitive providers for the performance of any or all of the Services, DWD agrees to provide Advantis with the same proposal requirements and information, access to facilities and pertinent personnel and other notices and materials as provided to other potential vendors, and treat Advantis as it treats the other potential vendors in the proposal or bidding process.

2.6   REQUIRED CONSENTS

      DWD shall be responsible for obtaining any and all Required Consents necessary to enable Advantis to use DWD Software and DWD Equipment. DWD shall bear the costs, if any, of obtaining all of its Required Consents described above. In the event that any Required Consent is not obtained, then unless and until such Required Consents are obtained, Advantis and DWD shall cooperate with each other in achieving a reasonable alternative arrangement for DWD to continue to process its work with minimum interference to its business operations.

3.    ADVANTIS RESPONSIBILITIES

3.1   GENERAL

      a) Advantis will provide those services listed in this Section 3, those described in Exhibits 1 through 3 and 7 (SSAs), and those implied or necessary to deliver such services, unless specifically excluded from the Advantis responsibilities (each such service a "Service" and in sum, the "Services"). The Parties anticipate and expect that technology will evolve and advance over the Term and that this will require evaluation and, if warranted based on the evaluation, testing and piloting of technologies, methodologies and tools that are different from those in use as of the Commencement Date. As applicable to the Services and consistent with industry practice, Advantis shall be responsible for such tasks and will offer, subject to the mutual agreement of the Parties with respect to scope, quality and price, such technologies, methodologies and tools to DWD. Exhibits 1 through 3 and 7 are not meant to be an exclusive listing of the services Advantis may provide or is capable of providing, and the Exhibits will be amended as new services are offered by Advantis and accepted by DWD.

      b) As of the Commencement Date, Advantis will provide the Services to DWD, DWD's Affiliates, and to the clients of all such entities who receive Services; provided that (i) DWD shall remain Advantis' sole point of contact with respect to the Services, except that for specific technical issues Advantis may work directly with the appropriate technical liaison within an Affiliate of DWD as designated by DWD, (ii) DWD shall remain responsible for payment of all such Services as though provided to DWD itself, and (iii) DWD shall be solely responsible for the fulfillment of all obligations, terms, and conditions under this Amended Agreement. For purposes of this Amended Agreement, references to DWD in its capacity as a beneficiary or recipient of services are to be read as references to DWD and the entities referenced in this Section 3.1 (b), and Services provided to such entities will be deemed to be Services provided to DWD.

3.2   INFORMATION PROCESSING SYSTEMS AND SERVICES

      Advantis will provide the following as requested by DWD:

      a)    Processing Services;

      b)    DASD Storage Services;

      c)    Tape Storage Services;

      d)    Printing Services;

      e)    Microfiche Services

      f)    Help Desk Support Services;

      g)    Distributed Processing Services;

      h)    Contingency (disaster recovery) Services;

      i)    Application Support Services;

      j)    Information Processing Services (charged as Direct Charges);

      k)    Consulting and Project Management Services; and

      l) Any other commercially available IPSS Service which Advantis offers on or after the Commencement Date.

3.3   DATA NETWORK SERVICES AND VOICE SERVICES

      Advantis will provide the following as requested by DWD:

      a)    Private Line Services;

      b)    Switched Access and Usage Services;

      c)    Transaction Usage Services;

      d)    On-Premises Services;

      e)    Network Services (charged as Direct Charges);

      f)    Voice Services;

      g)    Video Conferencing Services;

      h)    Voice Consulting and Optimizations Services; and

      i) Any other commercially available Data Network Services or Voice Services which Advantis offers on or after the Commencement Date.

3.4   STANDARDS

      Advantis agrees that its performance of the Services for DWD will meet or exceed each of the applicable Performance Standards. Within 120 days of the Commencement Date, the Parties will review the existing Performance Standards, Service Level Agreements and Service Level Objectives, including those set forth in Exhibit 5, revise them in a manner mutually agreed to by the Parties, and document such agreement as a revised Exhibit 5 to the Amended Agreement ("Amended Agreement Performance Standards" or "AAPS"). The AAPS will specifically define a broad range of service levels, a more limited set of business-oriented critical service levels, and the measurement methodologies associated with the service levels and critical service levels. If Advantis breaches a service level it will: (a) report such failure, (b) determine the root cause of the problem, and (c) take such action as necessary to promptly bring its performance back into conformance with the service level. The critical service levels agreed to by the Parties will have a specified "lower limit" (that will be set below related service levels) and a specified "higher limit" (that will be set above related service levels). [*]


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

3.5   MANAGEMENT AND CONTROL

      a) Advantis, with the cooperation and assistance of DWD, will establish operating processes and procedures relating to the performance of the Services. Such processes and procedures will include change control procedures, scheduling for projects and other operational matters relating to the Data Center, Data Network and Voice Services. Advantis will furnish a written description of these processes and procedures to DWD for its review and comment, and any reasonable comments or suggestions of DWD will be incorporated therein.

      b) Within 180 days after the Commencement Date, Advantis and DWD will agree upon an appropriate set of periodic Services-related reports to be provided by Advantis. In the absence of such agreement, Advantis will provide DWD with the same periodic Services-related reports that Advantis was providing to DWD prior to the Commencement Date.

      c) Within 60 days after the Commencement Date, Advantis and DWD will mutually agree upon an appropriate set of periodic meetings to be held between representatives of DWD and Advantis.

      d) In the absence of agreement as to such processes, procedures, reports and periodic meetings as contemplated by this Section 3.5, such functions shall be performed in the manner followed by the Parties prior to the Commencement Date.

3.6   EQUIPMENT

      Advantis will provide the Services using the Equipment. Additional or replacement Equipment, including upgrades, will be added by Advantis to the Data Center and Data Network as necessary to perform the Services in accordance with the Performance Standards. For purposes of assigning financial responsibility for the Equipment, and for no other purposes, the Parties agree as follows:

      a) Other than with respect to DWD Equipment, financial responsibility for (i) acquisition, lease, and ownership costs for Equipment, including: current and future Equipment, upgrades, enhancements, growth and technology refreshments ("Equipment Capital" costs); and
            (ii) all costs and expenses related to operational support, including: installation, support, hardware maintenance, disaster recovery of the Equipment, service levels, and moves, adds and changes ("Equipment

            Operational Support" costs) shall be borne by Advantis and will be recovered by Advantis through the pricing provisions set forth in the Exhibits.

      b) Other than with respect to DWD Equipment, Advantis shall be administratively and operationally responsible for the Equipment used to provide the Services, including provisioning, staging, configuring, installing, operating, maintaining, upgrading, and enhancing the Equipment, all as set forth in more detail in Exhibits 1 through 3 and 7.

3.7   SOFTWARE

      a) SUPPORTED SOFTWARE. Advantis will be financially responsible for (i) acquisition and ownership costs for Supported Software, including: current and future packages, new releases, growth and technology refreshment ("Software Capital" costs); and (ii) all costs and expenses related to operational support, including: installation, support, Software maintenance, and service levels ("Software Operational Support" costs). Advantis will:

            1) operate, maintain and enhance as necessary to perform in accordance with the Performance Standards, all Supported Software in the Data Center and Data Network;

            2) apply preventive maintenance and program temporary fixes to correct defects in the Supported Software running in the Data Center and Data Network;

            3) provide or obtain new versions and releases, upgrades, replacements or additional Supported Software as necessary in order to perform the Services in accordance with the Performance Standards; and

            4) operate all Applications Software in the Data Center and Data Network.

      b) DWD SOFTWARE. DWD will be financially responsible for the Software Operational Support and Software Capital costs for DWD Software, including: current and future packages, new releases, support, software maintenance, service levels, growth and technology refreshment.

3.8   AUDITS

      a) Advantis will assist DWD in meeting its audit and regulatory requirements, including providing access to the Data Center locations sufficient to enable DWD and its auditors and examiners to conduct appropriate audits and examinations of the operations of Advantis to verify:

            1)    the accuracy of the application of Advantis' charges to DWD;
                  and

            2) that Services are being provided in accordance with this Amended Agreement.

            Such access will require a minimum 72-hour notice to Advantis and will be provided at reasonable hours, provided that any audit does not interfere with Advantis' ability to perform (i) the Services in accordance with this Amended Agreement or (ii) services for any of its other customers, or compromise any reasonable security processes or procedures or the integrity of any information or data. DWD will make every reasonable effort to coordinate and reach agreement with Advantis regarding the timing and scope of any such audit, and also limit the number, scope and duration of such audits, and otherwise attempt to minimize any disruption to Advantis' business caused by such audit(s). Further, the initial request for an audit will be directed only to the Advantis Business Controls Department for consideration and processing. Upon request, Advantis will notify DWD of the appropriate individual(s) within such department who will act as the liaison for audit requests.

      b) Advantis will provide access only to information reasonably necessary to perform the audit. In the event Advantis believes that a request from DWD, its auditors or examiners would involve the disclosure of Confidential Information, DWD agrees that its auditors and examiners will be required to execute an appropriate confidentiality agreement before receiving such Confidential Information. In no event shall Advantis allow DWD, its auditors or examiners access to (i) other Advantis customers' proprietary data or information, or (ii) Advantis' proprietary data and systems (other than the proprietary data and systems described in (a) (1) and (2) above as they specifically relate to DWD). Advantis will also provide reasonable assistance to DWD's employees, auditors, or examiners in testing DWD's data files and programs, including installing and running audit software. Following any such audit, DWD shall conduct or request its auditors and examiners to conduct an exit conference with Advantis to obtain factual concurrence with any issues identified in the audit. Advantis and DWD shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report.

      c) In connection with such audits, in the event DWD requests Advantis to make changes or take other actions necessary in order to maintain compliance with applicable laws or regulations (other than those changes or actions required due to a breach of Advantis' obligations, in which event the costs associated with such change shall be Advantis' responsibility), Advantis agrees to make any reasonable changes and take other reasonable actions which are necessary in order to maintain compliance with applicable laws or regulations. DWD may submit additional findings or recommendations to Advantis for its consideration and Advantis shall consider such findings.

      d) If an audit or examination reveals that Advantis' invoices are not correct, and:

            1) If the aggregate invoice amount in error is a net credit to DWD equal to or less than [ * ] Advantis shall promptly pay that net credit amount to DWD, without interest, and DWD shall pay the cost of the audit.

            2) If the aggregate invoice amount in error is a net credit to DWD of more than [ * ], Advantis shall promptly pay that net credit amount, without interest, and shall further reimburse the reasonable cost of the audit to DWD.

            3) If the aggregate invoice amount in error is a net credit to Advantis equal to or less than [ * ], DWD shall pay the cost of the audit without any further obligation to pay the amount of such credit to Advantis.

            4) If the aggregate invoice amount in error is a net credit to Advantis of more than [ * ], DWD shall promptly pay to Advantis, without interest, that


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
                  net credit amount less the reasonable cost of the audit.

3.9   DISCLAIMER OF RESPONSIBILITIES

      Unless otherwise agreed to in writing, Advantis shall have no obligation to:

      a) provide data, data entry, or database management or coordinate such activities with its systems design and production functions;

      b) designate or document application information requirements, including report design or content, frequency of reports, or accessibility to information;

      c) provide or perform upgrades, replacements, acquisitions or maintenance of DWD Equipment;

      d) operate the DWD Equipment necessary for Services required to be provided by Advantis;

      e) provide or perform new revisions, releases, upgrades, enhancements or maintenance for DWD Software;

      f) provide End User office support including clerical and administrative tasks, such as courier and internal distribution;

      g) provide support to End Users for questions and problems related to Applications Software;

      h) provide personnel or equipment to ensure the physical security of DWD Locations;

      i) be responsible for the creation or administration of user access and password management or security programs;

      j)    provide any preprinted and paper forms or supplies required by End
            Users;

      k) be responsible for any mail, messenger, postage, courier or print distribution services;

      l) be responsible for storage, retrieval, distribution or filing of any microfilm/microfiche output;

      m) provide move, add and change service support for End User Equipment not otherwise supported under the "on-premises services"; or

      n) be responsible for DWD activities or functions as described in this Amended Agreement.

3.10  [*]

4.    DWD RESPONSIBILITIES

4.1   PROJECT EXECUTIVE

      Each Party agrees to designate, prior to the Commencement Date, an authorized individual to whom all communications may be addressed and who will have the authority to act for and bind that Party and its subcontractors in connection with all aspects of this Amended Agreement. In addition, each Party will designate, prior to the Commencement Date, a Project Executive to have overall responsibilities with respect to this Amended Agreement. A Party may change either of the designated individuals by giving the other Party written notice.

4.2   APPLICATIONS SOFTWARE

      During the Term, DWD will be responsible for selecting or defining its requirements for its Applications Software and DWD Software.

4.3   FACILITIES AND SUPPORT SERVICES

      The Parties acknowledge that permanent leasing of space on DWD Locations for Advantis employees and node license arrangements shall be subject to separate agreements. In addition, DWD agrees to provide, at no charge to Advantis, the use of its DWD Locations and such additional space as may be reasonably necessary for the performance of the Services. This includes reasonable office space, storage space, and all reasonable and customary office support services, employee-type services, such as parking privileges and cafeteria services, office supplies and furniture. DWD agrees that if it decides to relocate a current DWD Location it will provide comparable space, facilities and resources in the new DWD Location, under the same terms and conditions of this Amended Agreement. It is understood that Advantis' use of the DWD Locations does not constitute or create a leasehold interest. In the event, however, Advantis needs to place Equipment on DWD Locations in order to provide specific Services under this Amended Agreement, DWD will allow Advantis to do so and use reasonable care to protect such Equipment.

4.4   BIDDING OF FRAME RELAY SERVICES

      If DWD elects to solicit bids or proposals from competitive providers for the performance of frame relay services (beyond the ongoing, current efforts), DWD agrees to provide Advantis with

--------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED the same proposal requirements and information, access to facilities and pertinent personnel and other notices and materials as provided to other potential vendors, and treat Advantis as it treats the other potential vendors in the proposal or bidding process.

5.    CHARGES AND EXPENSES

5.1   SERVICES CHARGES

      a) DWD agrees to pay the charges for the Services specified in the applicable Exhibits together with the amounts described in this
            Section 5. The Charging Methodology shall be set forth in Exhibits 1,2,3 and 4.

      b) Where an Affiliate of DWD (e.g., SPS Transactions Services, Inc.) has a separate contractual relationship with Advantis, that Affiliate may at its option receive Services and pricing for such Services pursuant to this Amended Agreement. Nothing in this Amended Agreement shall otherwise change or affect the terms of such other agreements, including that any termination of this Amended Agreement shall have no effect on the separate contractual relationship between Advantis and such Affiliate of DWD, and that the termination of such separate contractual relationship shall have no effect on this Amended Agreement.

5.2   COST OF LIVING ADJUSTMENT

      a) The Parties intend that commencing January 1, 1997, certain identified charges listed in the Exhibits ("Identified Charges") will increase if inflation, measured from January 1, 1993, exceeds 4% per year, compounded annually. These Identified Charges include protection against inflation at a rate of 4% per year, compounded annually (the "COLA Index"). The COLA Index for each year of the Term shall be provided in Exhibit 4. DWD agrees to pay Advantis a Cost of Living Adjustment ("COLA") beginning 12 months after the Commencement Date if actual cumulative inflation exceeds the inflation covered by the COLA Index as set forth in Exhibit 4. Advantis and DWD agree to use the Consumer Price Index, as published by the Bureau of Labor Statistics, U.S. Department of Labor, For All Urban Consumers, U.S. City Average, All Items, 1982-84=100 ("CPI-U") for purposes of calculating actual inflation. The COLA will be calculated using the COLA Factor specified below. This COLA shall be applied on a prospective basis, i.e., the identified charges payable by DWD will be surcharged by the Factor as determined below, if such Factor is in excess of zero. The COLA Factor will be determined as soon as practicable after the end of each calendar year. If applicable, Advantis will invoice DWD for COLA beginning with Services rendered on or after January 1, 1997 in accordance with Section 6.1. The COLA Factor is equal to:

            ((Actual Inflation - Protected Inflation) / Prior Year's Protected Inflation) x .50, where:

            Actual Inflation        =     CPI-U for the December preceding the
                                          year for which COLA is being
                                          calculated; and

            Protected Inflation     =     the Base Year Index multiplied by the
                                          COLA Index for the December preceding
                                          the year for which COLA is being
                                          calculated.

            Prior Year's
            Protected Inflation     =     the Base Year Index multiplied by the
                                          COLA Index for the December preceding
                                          the year for which the Protected
                                          Inflation is being calculated.

            Base Year Index         =     CPI-U for December, 1992.

      b) In the event the Bureau of Labor Statistics stops publishing the CPI-U or substantially changes its content and format, Advantis and DWD will substitute another comparable index published at least annually by a mutually agreeable source. If the Bureau of Labor Statistics merely redefines the base year for the CPI-U from 1982-84 to another year, Advantis and DWD will continue to use the CPI-U, but will convert the COLA Index to the new base year by using an appropriate conversion formula.

      c)    [*]


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

5.3   TAXES

      a)    Advantis shall be responsible and pay for:

            (i) any sales, use, personal or other taxes based upon or measured by Advantis' cost in acquiring or providing equipment, materials, supplies or services (including Equipment and Software) furnished or used by Advantis in performing or furnishing the Services; and

            (ii) taxes, assessments and other levies on its net income and real and personal property.

      b) DWD shall be responsible and pay for any sales, use, excise or services-related tax levied or assessed on (i) the provision of the Services by Advantis to DWD or (ii) the use of Data Network lines or circuits by Advantis for the benefit of DWD.

      c)    DWD shall also be responsible and pay for:

            (i) taxes, assessments and other levies on its net income and real property, and

            (ii) all personal property or use taxes due on or with respect to DWD Equipment and DWD Software.

      d) The Parties agree to reasonably cooperate with each other to more accurately determine each Party's tax liability and to minimize such liability to the extent legally permissible.

      e) Advantis and DWD shall provide and make available to the other any resale certificates, information regarding out of state sales or use of equipment, materials or services, and other exemption certificates or other information reasonably requested by either Advantis or DWD. In addition, Advantis will provide to DWD such documentation as DWD may reasonably request to establish that Advantis is registered to collect any tax described in Section 5.3 (b) above which Advantis seeks to collect from DWD.

      f) When the Parties mutually agree, invoices for Services rendered by Advantis to DWD shall segregate the charges for:

            (i)    taxable Services;

            (ii)   non-taxable Services; and

            (iii) items for which Advantis functions merely as a paying agent for DWD in receiving goods, supplies or services (including leasing and licensing arrangements) that are nontaxable or have previously been subject to tax.

            [*]

5.4   OTHER EXPENSES AND CHARGES

      DWD will be financially responsible for all costs and expenses associated with its responsibilities specified in Section 4, and for all costs and expenses necessitated by compliance with Section 3.8 (c).

6.    INVOICING AND PAYMENT

6.1   MONTHLY SERVICES CHARGE INVOICES

      Advantis will invoice DWD on a monthly basis. The invoices will state for DWD the monthly charge applicable (including the basis for that charge) and applicable taxes (as set forth in Section 5.3(b)) by tax jurisdiction.

6.2   OTHER CHARGES

      Any amount due under this Amended Agreement for which a time for payment is not otherwise specified will be due and payable no later than seven (7) business days from receipt of the invoice.

6.3   INVOICE PAYMENT

      a) DWD will pay its invoices by wire funds transfer or other electronic means acceptable to Advantis to an account specified by Advantis no later than seven (7) business days from receipt of an invoice. If payment is not received by the seventh day after the receipt of the invoice, Advantis will promptly notify DWD in writing of such nonpayment on or about such seventh day; provided however, that Advantis' failure to give such notice does not affect the payment obligations of DWD in any way.

      b)    [Intentionally omitted.]

      c) In the event that any payments are not received by Advantis within five days following the due date, such payment shall include interest at the rate of 1% per


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
            month on the amount of such arrears accruing from the original due date until the date of payment.

      d) In the event that DWD challenges any invoice, DWD will pay the entire invoiced amount (absent manifest error, in which event DWD will promptly notify Advantis of such error), and shall pursue resolution of such disputed invoice pursuant to the dispute resolution process set forth in Section 15. In the event DWD is successful in challenging the disputed invoice, Advantis will provide DWD with a credit against the charges otherwise payable to Advantis. Such credit shall include interest at the rate of 1% per month accruing from the original due date until the date the credit is applied.

6.4   PRORATION

      All periodic charges under this Amended Agreement are to be computed on a calendar month basis, and will be prorated for any partial month, unless specifically stated otherwise in this Amended Agreement.

6.5   CREDITS

      Except as otherwise set forth in this Amended Agreement, with respect to any amount to be paid or reimbursed to DWD by Advantis, Advantis may, at its option, pay that amount to DWD by giving it a credit against the charges otherwise payable to Advantis hereunder the next time an amount is due and payable by DWD. In the event such credit to DWD from Advantis exceeds the charges payable by DWD to Advantis over a three-month period, then Advantis shall apply such credits to the charges to DWD over a period not to exceed three months, with any excess being paid to DWD at the end of such three-month period.

[*]

8.    CONFIDENTIALITY/DATA SECURITY

8.1   CONFIDENTIAL INFORMATION

      Each Party acknowledges that the other Party possesses and will continue to possess information that has been created, discovered, or developed by that Party or provided to it by a third party, or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value in its business and is not in the public domain. Except as


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED otherwise specifically provided by the Parties, "Confidential Information" shall mean:

      a) all information and documents marked confidential, restricted, or proprietary by either Party; or

      b) DWD's customer lists, DWD information, account information, and information regarding business planning and operations of DWD and its administrative, financial or marketing activities.

8.2   OBLIGATIONS

      a) Each Party will use the same care to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature. Notwithstanding the foregoing, a Party may disclose such information to subcontractors involved in providing Services under this Agreement where:

            1) such disclosure is necessary to permit the subcontractor to perform its duties hereunder; and

            2) that Party assumes full responsibility for the acts or omissions of its subcontractor, no less than if the acts or omissions were those of such Party.

      b)    Without limiting the generality of the foregoing, no Party will:

            1) make any use of the Confidential Information of the other except as contemplated by this Amended Agreement;

            2) acquire any right in or assert any lien against the Confidential Information of the other; or

            3) refuse to promptly return, provide a copy of or destroy such Confidential Information upon the request of the other Party.

      c) Nothing in this Amended Agreement shall be construed so as to restrict a Party from using any data processing or network management ideas, concepts, know-how and techniques retained in the unaided memories of such Party's personnel or subcontractors, without limitation, in the development, manufacturing and marketing of products and services, provided that such products or services do not breach that Party's obligations of confidentiality or infringe on the other

            Party's patent, copyright, trademark, trade secret or other proprietary rights.

8.3   EXCLUSIONS

      Notwithstanding the foregoing, this Section 8 will not apply to any Confidential Information of a Party which the other Party can demonstrate was:

      a)    at the time of disclosure to it, in the public domain;

      b) after disclosure to it, published or has otherwise become part of the public domain through no fault of its own;

      c) in the possession of it at the time of disclosure to it without any obligation of it to maintain such confidentiality;

      d) received after disclosure to it from a third party who had a lawful right to disclose such information to it; or

      e) independently developed by it without reference to Confidential Information of the other Party.

Further, either Party may disclose Confidential Information of the other to the extent required by law or order of a court or governmental agency; provided, however, that such Party must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at its own cost and expense. It is understood that the receipt of Confidential Information under this Amended Agreement will not limit or restrict assignment or reassignment of employees of the Parties within or among the respective Parties.

8.4   LOSS OF CONFIDENTIAL INFORMATION

      In the event of any disclosure or loss of Confidential Information, the Party which has lost or disclosed such Confidential Information will promptly notify the other Party.

8.5   LIMITATION

      Neither Advantis nor DWD will be responsible for corruption, loss or mistransmission of data or for the security of data while such data is being transmitted via public telecommunications facilities.

9.    TERMINATION

9.1   TERMINATION FOR CAUSE

      a) In the event of a material breach of this Amended Agreement by DWD, Advantis may terminate this Amended Agreement upon written notice to DWD in accordance with Section 9.1 (c). In the event Advantis terminates this Amended Agreement as set forth in this Section 9.1
            (a), the Termination Charge(s) as set forth in Exhibit 4 of this Amended Agreement shall be paid to Advantis.

      b) In the event of a material breach of this Amended Agreement by Advantis, DWD may terminate this Amended Agreement upon written notice to Advantis, in accordance with Section 9.1 (c), without obligation to pay the Termination Charge(s) set forth in Exhibit 4.

      c) The written notice provided in (a) and (b) above will specifically describe such material breach. The recipient of such notice shall have 20 days to cure the breach unless it would be unreasonable to cure such breach within 20 days, in which event, the breaching Party shall be given an additional 20 days to cure such breach. In the event the material breach is not cured within the period specified above, the nonbreaching Party may terminate this Amended Agreement, as provided for in Section 9.1 (a) and (b) above, which termination shall be in writing, as of a date specified in such notice of termination. The terminating Party shall have all rights and remedies generally afforded by law or equity, subject to the limitations expressed in this Amended Agreement.

9.2[*] TERMINATION FOR SPECIAL CIRCUMSTANCES

      a)    [*]

      b)    [Intentionally Omitted.]

      c)    [Intentionally Omitted.]

      d) Any Termination Charge paid by DWD for a partial termination will decrease the Baseline and revenue commitment levels set forth in Exhibits 1, 2, 3, and 4, as applicable, for DWD for such year on a pro-rata basis. Additionally, in the event DWD terminates any Services and pays any Termination Charge (or that Termination Charge is paid by another provider), Advantis shall adjust the relevant pricing provisions set forth in the applicable Exhibits for DWD to reflect the loss of the revenue commitment of those Services,

-------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
            in order to maintain the current price levels for Services to DWD.

      e)    [*]

9.3   TERMINATION ASSISTANCE

      a) With respect to the expiration or termination (in whole or in part) of this Amended Agreement, Advantis will cooperate with DWD to assist with the orderly transfer of the Services, functions and operations provided by Advantis hereunder to another provider or to DWD itself. Prior to termination or expiration of this Amended Agreement, DWD may request Advantis to perform, and if so requested Advantis shall perform (but may require advance payment in the event of a termination by Advantis due to a failure by DWD to pay amounts due and payable under this Amended Agreement) reasonable services in connection with migrating the work of DWD to another provider or to DWD itself ("Termination Assistance"). Termination Assistance shall be provided until the effective date of termination or expiration with respect to the Services. Upon termination, DWD will allow Advantis access to DWD Locations to remove Equipment, Software and other Advantis assets. Upon termination, Advantis will return to DWD any DWD Software or DWD Equipment that Advantis possesses.

      b)    [*]

10.   LIABILITY

10.1  GENERAL INTENT

      The liability of DWD, Advantis, and each of their subcontractors to the other Party and their exclusive remedies are set forth in this Section 10 and
Section 12. Subject to the specific provisions of this Section, it is the intent of DWD and Advantis that the breaching Party will be liable for any damages incurred by the nonbreaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Amended Agreement.

10.2  DAMAGES

      a) The liability of DWD and Advantis for actual, direct damages resulting from the breaching Party's performance or nonperformance under this Amended Agreement, regardless of the form of action, and


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
            whether in contract, tort (including, without limitation, negligence), warranty or other legal or equitable grounds, will be limited for each event which is the subject matter of the cause of action[*]

      b) In no event will DWD or Advantis have any liability whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any loss of interest, profit or revenue by the other Party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by the other Party arising from or related to this Amended Agreement, even if such Party has been advised of the possibility of such losses or damages; provided, however, that this clause will not prevent DWD or Advantis from recovering amounts owed under this Amended Agreement.

      c) Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 10.2 will not apply to:

            1) any failure by DWD to pay any amounts due and owing Advantis pursuant to the terms of this Amended Agreement;

            2) losses for bodily injury or damage to real property or tangible personal property, as described in Section 12.3;

            3) either Party's obligation to indemnify the other for patent and copyright infringement Losses and Losses relating to tax liabilities, as provided in Sections 12.1 and 12.7 respectively; or

            4)    intentional misappropriations of Confidential Information.

      d) In no event will Advantis or its subcontractors be liable for damages if and to the extent caused by the failure of DWD to perform its responsibilities, nor shall DWD be liable for damages if and to the extent caused by any failure of Advantis or its subcontractors to perform their responsibilities.


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

10.3  NONRECOURSE

      Notwithstanding anything to the contrary contained in this Amended Agreement, no partner of Advantis shall have any duties, obligations or liabilities under or in respect of this Amended Agreement as a result of its status as a partner of Advantis, nor shall any direct or indirect owner of any such partner have any duties, obligations or liabilities as a result of its direct or indirect beneficial ownership; it being understood and agreed that all duties, obligations and liabilities of Advantis are expressly nonrecourse to the partners of Advantis and their respective direct and indirect beneficial owners.

11.   WARRANTY

11.1  WORK STANDARDS

      Advantis represents and warrants that all Services performed by Advantis for DWD will be in a workmanlike manner in accordance with industry standards and practices applicable to the performance of such Services.

11.2  ENVIRONMENTAL

      a) In the event that Hazardous Materials are discovered at any DWD Location during the term of this Amended Agreement, Advantis may cease the performance of that portion of the Services affected by such discovery if, in the reasonable judgment of Advantis, Advantis' ability to perform such portion of the Services safely and properly is substantially adversely impacted by the presence of such Hazardous Materials. Advantis shall not be responsible for remedying any violation of federal, state or local law with respect to the presence of such Hazardous Materials to be remedied, it being understood that matters relating to the investigation, detection, abatement and remediation of any Hazardous Materials discovered at any DWD Location are not within the scope of this Amended Agreement and that Advantis shall not be liable or responsible for any expense incurred by DWD in this connection, unless investigation reveals that the presence of the Hazardous Materials was caused by the conduct of an Advantis employee, invitee, or subcontractor or that Hazardous Materials were knowingly and willfully disturbed by an Advantis employee, invitee or subcontractor. In such event, the limitations of this paragraph will not apply.

      b)    For purposes of this Section, "Hazardous Materials" means:

            1) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (42 U.S.C. 9601 et seq.) and the regulations promulgated thereunder;

            2)    any asbestos or asbestos-containing materials;

            3) petroleum, crude oil or any fraction thereof, natural gas or synthetic gas used for fuel; and

            4) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under the laws of the state wherein the facilities are located.

11.3  NONINFRINGEMENT

      The Parties represent and warrant that they will perform their responsibilities under this Amended Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

11.4  COMPLIANCE WITH OBLIGATIONS

      DWD represents and warrants that its entry into this Amended Agreement does not violate or constitute a breach of any of its contractual obligations with third parties. Advantis represents and warrants that its entry into this Amended Agreement does not violate or constitute a breach of any of its contractual obligations with third parties.

11.5  SOFTWARE

Advantis will ensure that Advantis-owned Proprietary Products, Advantis-owned derivative works thereof, or other Software created by Advantis will continue to function in accordance with Advantis' intended use of such software and such software's specifications prior to, during, and after the year 2000; provided, however, to the extent that any such specified software fails to meet this obligation, Advantis shall timely replace it with other software of equivalent or better functionality at no additional cost to DWD. Further, Advantis shall work with its third party Supported Software licensors to assist them in ensuring that their respective Supported Software is year 2000 compatible. Where Advantis believes that any third party Supported Software will not be year 2000 compatible or interoperable with Supported Software or Equipment, Advantis will notify DWD and work with DWD to identify alternative third party software, as needed. Advantis will pass through to DWD any third party Supported Software warranties related to such

Software which it has the right to pass through. Upon DWD's reasonable request, Advantis will notify DWD of the year 2000 compatibility status of any specified Supported Software utilized by Advantis in its performance hereunder.

11.6  DISCLAIMER

      a) Advantis shall not be responsible for the inaccuracy of any advice, report, date or other product delivered to DWD, which is attributable to data and/or software provided by DWD. Such products are delivered "AS IS", and Advantis shall not be liable for any inaccuracy thereof.

      b) Subject to the obligations of Advantis contained in this Amended Agreement including the Performance Standards, Advantis does not assure uninterrupted or error-free operation of the Equipment.

      c) EXCEPT AS PROVIDED IN THIS AMENDED AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.7  AUTHORIZATION AND ENFORCEABILITY

      DWD and Advantis each hereby respectively represent, as to itself, that:

      a) it has all requisite power and authority to enter into this Amended Agreement and to carry out the transactions contemplated hereby; and

      b) the execution, delivery and performance of this Amended Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part.

11.8  REGULATORY AND CORPORATE PROCEEDINGS

      Each Party agrees to obtain all necessary regulatory approvals applicable to its business, obtain any necessary permits, and comply with any regulatory requirement applicable to the performance of the Services.

12.   INDEMNITIES

12.1  INDEMNITY BY ADVANTIS

Advantis agrees to indemnify, defend and hold DWD, its Affiliates and their respective officers, directors, employees, agents, successors and assigns harmless, in accordance with the procedures described in Section 12.6 from and against any and all Losses arising from or in connection with:

      a) any claims of infringement made against DWD of any Canadian or United States patent, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of Canada or any Canadian Providence, the United States, or any state of the United States, alleged to have occurred because of Equipment, systems, Software, products or other resources or items provided to DWD by Advantis; provided, however, that Advantis will have no obligation with respect to any Losses to the extent the same arise out of or in connection with the modification of Software or Equipment by DWD or DWD's combination, operation or use with devices, data or programs not furnished by Advantis or its subcontractors;

      b) any amounts, including but not limited to, taxes, interest and penalties that are obligations of Advantis pursuant to Section 5.3 and that either (i) are assessed against DWD, or (ii) DWD elects to pay pursuant to Section 5.3 (h); and

      c) the inaccuracy or untruthfulness of any representation or warranty made by Advantis under this Amended Agreement.

12.2  INDEMNITY BY DWD

      DWD agrees to indemnify, defend and hold Advantis, its Affiliates and their respective officers, directors, employees, agents, successors and assigns harmless, in accordance with the procedures described in Section 12.6 from and against any and all Losses arising from or in connection with:

      a) any claims of infringement made against Advantis of any Canadian or United States patent, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of Canada or any Canadian Providence, the United States, or any state of the United States, alleged to have occurred because of equipment, systems, programs, products or other resources or items provided to Advantis by DWD; provided, however, that DWD will have no obligation with respect to any Losses to the extent the same arise out of or in connection with the modification of a program or equipment by Advantis or any Advantis Affiliate, or Advantis' or Advantis Affiliates' combination, operation or use with devices, data or programs not furnished by DWD or any of its subcontractors;

      b) any amounts, including but not limited to, taxes, interest and penalties that are obligations of DWD pursuant to Section 5.3 and that either (i) are assessed against Advantis or any Advantis Affiliate, or (ii) Advantis or any Advantis Affiliate elects to pay pursuant to Section 5.3 (h). Notwithstanding the foregoing, if Advantis has determined pursuant to Section 5.3 (g) that a potential tax of the type described in Section 5.3 (b) should not be collected from DWD, then any penalties and interest with respect to such tax shall not be indemnified hereunder; and

      c) the inaccuracy or untruthfulness of any representation or warranty made by DWD under this Amended Agreement.

12.3  CROSS INDEMNITY AND CONTRIBUTION

      Each Party agrees to contribute to the amount paid or payable by the other Party for any and all Losses for which such Party is legally liable and in proportion to such Party's comparative fault in causing such Losses, arising in favor of any person, corporation or other entity, including the Parties hereto and their employees, contractors and agents, on account of personal injuries, death, or damage to tangible personal or real property in any way incident to, or in connection with or arising out of:

      a)    the Services provided by Advantis hereunder;

      b) the presence of such Party, its employees, contractors or agents on the premises of any other Party; or

      c) the act or omission of such Party, its employees, contractors or agents.

12.4  SUBROGATION

      In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Sections 12.1, 12.2 or 12.3, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to all the claims and defenses to which such indemnification relates.

12.5  EXCLUSIVE REMEDY

      The indemnification rights of each Indemnified Party pursuant to Sections 12.1, 12.2 or 12.3 shall be the exclusive remedy of such Indemnified Party with respect to the claims to which such indemnification relates.

12.6  GENERAL INDEMNIFICATION PROCEDURES

      a) If any civil, criminal, administrative or investigative action or proceeding (any of the above being a "Claim") is commenced against either Party entitled to indemnification under Sections 12.1 (a),
            12.1 (c), 12.2 (a), 12.2 (c) or 12.3 (an "Indemnified Party")
            written notice thereof shall be given to the Party that is obligated to provide indemnification under such Sections (the "Indemnification Party") as promptly as practicable. After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that this Amended Agreement applied with respect to such Claim (such acknowledgment not to be deemed an acknowledgment of liability by such Indemnifying Party), then the Indemnifying Party shall be entitled, if it so elects, in a written notice delivered to the Indemnified Party not fewer than 10 days prior to the date on which the first response to such Claim is due, to take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

      b) After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim. If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this

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

            Section 12.6, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

[*]

13.   INSURANCE AND RISK OF LOSS

13.1  INSURANCE

When this Amended Agreement requires performance by employees or subcontractors of Advantis or DWD on the other Party's premises, the performing Party shall carry and maintain Worker's Compensation and Employer's Liability Insurance covering its employees or subcontractors engaged in such performances in amounts not less than required by law in the application location. Self insurance is permissible, if permitted by law.

13.2  RISK OF LOSS

      DWD is responsible for risk of loss of, or damage to, DWD Equipment, unless due to the negligence or willful misconduct of Advantis, in which case Advantis shall be responsible. Advantis is responsible for risk of loss of, or damage to, Equipment, unless due to the negligence or willful misconduct of DWD, in which case DWD shall be responsible.

14.   PUBLICITY

      Each Party will submit to the other Party all advertising, written sales promotion, press releases and other publicity matters relating to this Amended Agreement in which such other Party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and will not publish or use such advertising, sales promotion, press releases, or publicity matters without prior approval of such other Party. However, either Party may include the other Party's name and a factual description of the work performed under this Amended Agreement on Employee Bulletin Boards, in its list of references and in the experience section of proposals to third parties, in internal business planning documents and in its Annual Report to Stockholders, and whenever required by reason of legal, accounting or regulatory requirements.

15.   DISPUTE RESOLUTION

15.1  DISPUTE RESOLUTION


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

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

      a) Any dispute between the Parties with respect to this Amended Agreement or with respect to the performance by Advantis or by DWD hereunder shall be resolved as specified in this Section 15.1.

            1) Upon the written request of either Party, each Party will appoint a designated representative who does not devote substantially all of his or her time to performance under the Amended Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

            2) The designated representative shall meet within 7 days after notification of dispute and as often as necessary to gather and furnish to the others all information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

            3) Such representative shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

            4) During the course of such negotiation, all reasonable requests made by one Party to the other Party for nonprivileged information reasonably related to this Amended Agreement and for which the disclosing Party is not prevented from disclosing pursuant to an obligation of confidentiality and non-disclosure will be honored in order that both Parties may be fully advised of the other's positions.

            5) The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.

      b) If the designated representatives cannot resolve the dispute within 30 days, then the dispute shall be escalated to the Chief Executive Officer of DWD and the Chief Executive Officer of Advantis, or their respective designees, for their review and resolution.
            Formal proceedings for the judicial resolution of any such dispute may not be commenced until the earlier of:

            1) the designated representatives concluding in good faith that amicable resolution through continued

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

                  negotiation of the matter in issue does not appear likely; or

            2)    60 days after the initial request to negotiate such dispute;
                  or

            3) 30 days before the statute of limitations governing any cause of action relating to such dispute would expire.

15.2  CONTINUED PERFORMANCE

      Except where clearly prevented by the area in dispute, each Party agrees to continue performing its respective obligations under this Amended Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

16.   GENERAL

16.1  CONTROL OF SERVICES

      a) This Amended Agreement shall not be construed as constituting either Party as partner of the other Party or to create any other form of legal association that would impose liability upon one Party for the act or failure to act of the other or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other Party.

      b) Each Party shall be responsible for the management, direction and control of its employees and such employees shall not be employees of the other Party.

      c) The Services will be under the control, management and supervision of Advantis.

16.2  RIGHT TO PERFORM SERVICES FOR OTHERS

      Each Party recognizes that Advantis personnel providing Services to DWD under this Amended Agreement may perform similar services for others and this Amended Agreement shall not prevent Advantis from using the personnel and Equipment provided to DWD under this Amended Agreement for such purposes, unless otherwise expressly agreed by the Parties. Advantis may perform its obligations through its subsidiaries, Affiliates or through the use of Advantis-selected independent contractors; provided, however, that Advantis shall not be relieved of its obligations under this Amended Agreement by use of such subsidiaries, Affiliates or subcontractors.

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

16.3  AMENDMENTS AND REVISIONS

      Changes or modifications to this Amended Agreement and Exhibits may be made only by a written amendment or revision signed by both Advantis and DWD.

      Any terms and conditions varying from this Amended Agreement and Exhibits on any order or written notification from Advantis and DWD are void.

16.4  FORCE MAJEURE

      a) No Party shall be liable for any default or delay in the performance of its obligations hereunder:

            1) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties, or any other similar cause beyond the reasonable control of such Party; and

            2) provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the nonperforming Party through the use of alternate sources, work-around plans or other means (individually, each such default or delay being a "Force Majeure Event").

      b) In such event, the nonperforming Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. The Party so delayed in its performance will immediately notify the other Party by telephone (to be confirmed in writing within five days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. Such Party will then provide a plan to address the delay in performance within twenty-four hours after the telephone notification, and will meet with the other Party impacted by the delay to review the plan. Any difference in opinion regarding the plan shall immediately be reviewed with the Chief Executive Officers of Advantis and DWD for immediate resolution.

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

      c) If any Force Majeure Event substantially prevents, hinders, or delays performance of the Services necessary for the performance of DWD's critical functions for more than 30 consecutive days, then at DWD's option:

            1) DWD may procure such Services from an alternate source and Advantis will be liable for [ * ] of the payment for such Services in excess of Advantis' charges under this Amended Agreement for up to 180 days, and if such Force Majeure is continuing thereafter, at DWD's option, DWD may exercise its rights pursuant to (2) below, or

            2) this Amended Agreement will terminate (in whole or in part) as of a date specified by DWD in a written notice of termination to Advantis and DWD will pay the Termination Charge. Any Termination Charge paid by DWD for a termination in part of this Amended Agreement will decrease the revenue commitment level as set forth in Exhibit 4 for DWD for such year on a pro-rata basis and, each year after payment of the Termination Charge, by an amount equal to the pro-rata portion of revenue attributable to the terminated Services for each such year. Additionally, in the event DWD terminates any Services (in whole or in part) and pays any Termination Charge, Advantis shall adjust the relevant pricing provisions set forth in the applicable Exhibits for DWD to reflect the loss of the usage in order to maintain the current price levels for Services to DWD.

      d) In the event of a Force Majeure Event, if DWD elects to procure Services from an alternate source provider, then Advantis shall use reasonable efforts to cause Integrated Systems Solutions Corporation to provide such Services. In the event the Force Majeure Event continues for more than 5 days, to the extent that use of the Services is made impossible by the Force Majeure Event, DWD may, upon written notice to Advantis, suspend its obligation to procure Services from Advantis hereunder retroactively from the time of the initiation of the Force Majeure Event until the Force Majeure Event is remedied. During the period that DWD's obligation to procure Service is suspended, the revenue commitment level set forth in Exhibit 4 for DWD shall be suspended for that portion of the Services that Advantis is unable to provide due to the Force


-----------------------------
[*] = CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

            Majeure Event until such force Majeure Event is remedied. Advantis shall also adjust the relevant pricing provisions set forth in the applicable Exhibits for DWD to reflect the suspension of the usage during such suspended period in order to maintain the current price levels for Services to DWD. If such Force Majeure Event is remedied during the 180-day period, then, if DWD has not yet terminated this Amended Agreement pursuant to Section 16.4 (c) (2) above, DWD shall, as soon as practicable, terminate any Services it is procuring from the alternate source provider and resume procuring Services from Advantis. Upon resuming Services with Advantis, the Term of the Amended Agreement shall be extended by an amount of time equal to the amount of time Advantis was unable to provide such Services to DWD due to the Force Majeure Event. In addition, DWD shall be obligated to Advantis during such extended Term for that portion of the revenue commitment suspended due to the Force Majeure Event. Upon resuming Services with Advantis, the relevant pricing provisions for the balance of the calendar year shall be adjusted to maintain the current price levels to DWD. If the Term is extended pursuant to this Section 16.4 (e), the relevant pricing provisions for such extended term shall be fixed to maintain, during such Term, the prices that would otherwise have been paid during the period of suspended service.

16.5  NONPERFORMANCE

      To the extent any nonperformance by either Party of its nonmonetary obligations under this Amended Agreement results from or is caused by the other Party's failure to perform its obligations under this Amended Agreement, such nonperformance shall be excused.

16.6  REMARKETING

      DWD may not remarket all or any portion of the Services provided under this Amended Agreement without the prior written consent of Advantis. It is understood that the phrase 'remarketing of services' does not include either (i) the provision of Services pursuant to Section 3.1 (b) or (ii) the adding of material and substantial value to any of the Services by DWD and the subsequent resale of these value-added services to customers of DWD to the extent the resale of such value-added services constitute a part of the core business of DWD.

16.7  WAIVER

      No waiver of any breach of any provision of this Amended
Agreement shall constitute a waiver of any prior, concurrent or

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

subsequent breach of the same or any other provisions hereof.

16.8  SEVERABILITY

      If any provision of this Amended Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the original intentions of the Parties as nearly as possible in accordance with applicable law(s).

16.9  LIMITATIONS PERIOD

      No Party may bring an action, regardless of form, arising out of this Amended Agreement more than two years after the later of the date the cause of action arose or the date such cause of action was or should have been discovered.

16.10 COUNTERPARTS

      This Amended Agreement may be executed in duplicate counterparts. Each such counterpart shall be an original and both together shall constitute but one and the same document.

16.11 GOVERNING LAW

      This Amended Agreement shall be governed by the laws of the State of Illinois as such laws are applied to contracts which are entered into and performed entirely within the State of Illinois.

16.12 BINDING NATURE.  ASSIGNMENT AND FEES PAYABLE UPON CHANGE IN CONTROL

      a) DWD (the "Assigning Entity") shall have the right, upon thirty (30) days' prior written notice, to assign this Amended Agreement (the "Assigned Agreement") to: (1) an Affiliate of the Assigning Entity, or (2) to a successor or another entity into which DWD may be merged, (x) so long as such successor or other entity has net assets equal to or greater than the Assigning Entity on the effective date of the assignment or is not engaged in the business of developing manufacturing, selling or leasing information processing hardware and has, together with all Affiliates thereof, annual revenues for the most recently completed fiscal year in excess of $1 billion, or (y) if such assignment does not materially impair Advantis' ability to conduct its business in substantially the same manner it had enjoyed prior to the proposed assignment.

      b) Should Advantis, in its reasonable discretion, determine that an assignment does not meet the requirements of Section 16.12 (a) above, Advantis shall either consent to such assignment or escalate the matter to the Advantis Board. Upon such escalation, Advantis may, upon majority vote of the Advantis Board in favor of termination, give twelve (12) months' written notice, effective upon such assignment, of termination of the Assigned Agreement, without any obligation of the Assigning Entity to pay the Termination Charge. If Advantis does not advise the Assigning Entity, within thirty (30) days of receipt of notice from the Assigning Entity of the proposed assignment, that the Advantis Board has voted to terminate the Assigned Agreement, then Advantis shall be deemed to have consented to such proposed assignment and to have waived its right to terminate the Amended Agreement with such Assigning Entity upon such Assignment.

      c) With respect to any proposed assignment of this Amended Agreement by DWD that is not permitted under Section 16.12 (a) above, the Assigning Party shall first obtain Advantis' prior written consent to such proposed assignment, such consent not to be unreasonably withheld or delayed. If Advantis withholds its consent to such proposed assignment, the matter will be escalated to the Advantis Board for consent to the proposed assignment. If the Advantis Board determines not to consent to the assignment, such consent not to be unreasonably withheld, the Assigning Entity shall be precluded from such proposed assignment.

      d) A change in Control of DWD shall be deemed the assignment by DWD of this Amended Agreement to the Person who, after such change in Control, would Control DWD. If DWD seeks the consent of Advantis in advance for such change of Control, Sections 16.12 (a) and (b) above shall apply as if such change of Control were a merger of DWD into such Person. If DWD does not seek the consent of Advantis in advance for such change of Control, or such Person does not meet the requirements of Section 16.12 (a), Advantis may upon a majority vote of the Advantis Board in favor of termination, give twelve
            (12) months' written notice of termination of the Amended Agreement, without any obligation of DWD to pay the Termination Charge.

      e) Advantis shall have the right to assign this Amended Agreement to any Affiliate of Advantis provided that DWD is given thirty (30) days' prior written notice of such proposed assignment and the entity to which this

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

            Amended Agreement is to be assigned is capable of assuming, and agrees to assume, all of the obligations of Advantis under the Assigned Agreement.

      f) In addition to the rights specified in Section 16.12 (e) above, Advantis shall have the right, upon thirty (30) days' prior written notice to DWD, to assign this Amended Agreement in connection with the acquisition of Control of Advantis by any entity, or the transfer of substantially all of the assets of Advantis to any entity ("Advantis Successor") so long as (1) the Advantis Successor assumes all the obligations of Advantis under this Amended Agreement, (2) the Advantis Successor has a net worth equal to or greater than Advantis on the effective date of the assignment, and
            (3) the assignment to the Advantis Successor will not have a negative effect on the proprietary information or Confidential Information of DWD and (4) such assignment to the Advantis Successor will not materially impair DWD's ability to conduct its business in substantially the same manner it had enjoyed prior to the proposed assignment.

      g) For any proposed assignment of the Amended Agreement by Advantis which is not covered by Section 16.12 (e) and (f) above, Advantis must first obtain DWD's consent prior to the effective date of such assignment, such consent not to be unreasonably withheld. If DWD reasonably withholds its assignment, Advantis will be precluded from such assignments.

      h) Any attempted assignment that does not comply with the terms of this Section 16.12 shall be null and void. It is understood by DWD that Advantis may condition its consent to an assignment or change in Control requested by DWD, if granted, as it deems necessary or appropriate, including, without limitation, imposing conditions requiring changes in the charges payable by DWD under this Amended Agreement after an assignment due to increased costs or expenses incurred by Advantis as a result of such assignment or change of Control.

16.13 NOTICES

      a) Under this Amended Agreement whenever one Party is required or permitted to give notice to the other, such notice will be deemed given when (i) delivered in hand; (ii) received after being mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid or (iii) received after delivery by an express courier with a reliable system for tracking deliveries.

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

      b)    Notification will be addressed as follows:


In the case of Advantis:                In the case of DWD:

Advantis                                Dean Witter, Discover & Co.
231 North Martingale Road               Two World Trade Center
Schaumburg, Illinois 60173-2254         New York, New York 10006
Attention:  General Counsel             Attention:  General Counsel


            Either Party hereto may from time to time change its address for notification purposes by giving the other Party prior written notice of the new address and the date upon which it will become effective.

16.14     NO THIRD PARTY BENEFICIARIES

      Except as specified in Section 12 with respect to Persons entitled to indemnification, the Parties do not intend, nor will any clause be interpreted, to create for any third party any obligations to or benefits from either Advantis or DWD. This does not affect or limit the obligations of or benefits to any entity receiving Services pursuant to Section 3.1 (b).

16.15     HEADINGS

      All headings herein and the table of contents are not to be considered in the construction or interpretation of any provision of this Amended Agreement. This Amended Agreement was drafted with the joint participation of DWD and Advantis and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. In the event of any apparent conflicts or inconsistencies between this Amended Agreement and any Exhibits or other Attachments to this Amended Agreement, to the extent possible such provisions shall be interpreted so as to make them consistent, and if such is not possible, the provisions of this Amended Agreement shall prevail.

16.16     NON-EXCLUSIVITY

      Subject to DWD's obligation to meet its respective revenue commitment obligations and subject to DWD's obligation to pay any Termination Charge as set forth in this Amended Agreement, nothing herein shall prohibit DWD from procuring information processing, data networking and voice services from other providers or providing such services for itself.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AMENDED AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS, FURTHER THE PARTIES AGREE THAT THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THIS SUBJECT SHALL CONSIST OF (1) THIS AMENDED AGREEMENT, AND (2) THE EXHIBITS, INCLUDING THOSE MADE EFFECTIVE BY THE PARTIES IN THE FUTURE. THIS AMENDED RESTATEMENT OF THE MASTER AGREEMENT SUPERSEDES ALL PROPOSALS OR THE PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER DESCRIBED IN THIS AMENDED AGREEMENT.

Accepted by:                            Accepted by:

ADVANTIS                                DEAN WITTER, DISCOVER & CO.

By:                                     By:
----------------------------------      -----------------------------------
Name:                                   Name:
----------------------------------      -----------------------------------
Title:                                  Title:
----------------------------------      -----------------------------------
Date:                                   Date:
----------------------------------      -----------------------------------


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